EXHIBIT 99.1

PRESS RELEASE

Contact Information:	Investors/Media:
Kite Realty Group Trust	Kite Realty Group Trust
Dan Sink, Chief Financial Officer	Adam Basch, Financial Analyst
(317) 577-5609	(317) 578-5161
dsink@kiterealty.com	abasch@kiterealty.com

Kite Realty Group Trust Reports
Fourth Quarter and Full Year 2012 Results

Indianapolis, Ind., February 7, 2013 – Kite Realty Group Trust (NYSE: KRG) (the “Company”) announced today operating results for the fourth quarter and full year ended December 31, 2012.   Financial statements and exhibits attached to this release include results for the three and twelve months ended December 31, 2012 and 2011.

Highlights

Operations

•	Funds From Operations, as adjusted, was $0.10 per diluted common share for the fourth quarter of 2012 and $0.43 per diluted common share for the year ended Decembe 31, 2012.

•	Same Property Net Operating Income for the fourth quarter of 2012 increased 3.1% over the prior year and 3.2% for the full year 2012 compared to 2011.

•	The total portfolio was 94.2% leased at year-end.

•	Executed 55 new and renewal leases for 417,300 square feet during the fourth quarter for aggregate cash rent spreads of 25.5%.

•	Executed 167 new and renewal leases for 955,800 square feet during 2012 for aggregate cash rent spreads of 15.0%.

•	Revenue from property operations increased 8.8% in the fourth quarter over the prior year.

Acquisitions and Dispositions

•	Acquired Shops at Plaza Green, a power shopping center in Greenville, South Carolina in December for $28.8 million.

•	Acquired a Publix-anchored shopping center in Greenville, South Carolina in December for $9.1 million.

•	Completed the sale of three unanchored retail projects, two commercial properties, and one parcel of land held for development during the fourth quarter, generating $20.7 million in gross proceeds.

•	Subsequent to the end of the quarter, the Company acquired a Publix-anchored shopping center in Orlando, Florida for $11.6 million.

Development

•	Completed Oleander Place, the 100% leased Whole Foods-anchored redevelopment in Wilmington, North Carolina, and transitioned the project into the operating portfolio in the fourth quarter.

•
Subsequent to the end of the fourth quarter, commenced construction activities on Phase I of Parkside Town Commons in Cary, North Carolina. In December, the Company sold a parcel of land to Target, executed a lease with Harris Teeter Supermarket, and acquired its partner’s 60% interest at a discount to book value.

•	Signed an anchor lease with LA Fitness at the Bolton Plaza redevelopment in Jacksonville, Florida and transitioned to an in-process redevelopment in the fourth quarter.

Capital Markets

•	Issued 12.1 million common shares in the fourth quarter for net proceeds of $60 million which were redeployed to fund acquisitions and redevelopment costs.

•	Closed on a $18.4 million construction loan for Rangeline Crossing redevelopment property in Carmel, Indiana.

•	The Company’s 2013 debt maturities are $29.2 million on three properties.

•	The Company completed $414 million of financing related activities in 2012.

Financial and Operating Results

For the three months ended December 31, 2012, funds from operations (“FFO”), a widely accepted supplemental measure of REIT performance established by the National Association of Real Estate Investment Trusts, was $8.5 million, or $0.10 per diluted share for the Kite Portfolio, compared to $8.6 million, or $0.12 per diluted share, for the same period in the prior year.  FFO for the fourth quarter included a $0.3 million partial recovery of a previously recorded litigation charge.  Excluding the effects of the Company’s 12.1 million share offering in October 2012, FFO for the fourth quarter of 2012 would have been $0.11 per diluted share.  The Company’s allocable share of FFO (excluding the partial recovery of the litigation charge) was $7.8 million for the three months ended December 31, 2012 compared to $7.6 million for the same period in 2011.

For the twelve months ended December 31, 2012, FFO was $30.5 million, or $0.41 per diluted share, for the Kite Portfolio compared to $31.8 million, or $0.44 per diluted share, for the prior year. FFO, as adjusted to eliminate the effects of a one-time litigation charge in 2012 and a write-off of deferred financing fees in the second quarter of 2012, was $32.0 million, or $0.43 per diluted share, for the Kite Portfolio.  Further excluding the effects of the Company’s 12.1 million share offering in October 2012, FFO for 2012, as adjusted, would have been $0.44 per diluted share.  The Company’s allocable share of FFO was $27.5 million for the twelve months ended December 31, 2012 compared to $28.3 million for the twelve months ended December 31, 2011.

Given the nature of the Company’s business as a real estate owner and operator, the Company believes that FFO and FFO, as adjusted, are helpful to investors when measuring operating performance because they exclude various items included in net income or loss that do not relate to or are not indicative of operating performance, such as gains or losses from sales and impairments of operating properties, and depreciation and amortization, which can make periodic and peer analyses of operating performance more difficult. For informational purposes, we have also provided FFO adjusted for the litigation charge and related recovery recorded in the first quarter and fourth quarter of 2012, respectively and the write-off of deferred loan costs in the second quarter of 2012.  We believe this supplemental information provides a meaningful measure of our operating performance.  The Company believes presenting FFO in this manner allows investors and other interested parties to form a more meaningful assessment of the Company’s operating results.  A reconciliation of net income to FFO and adjusted FFO are included in the attached table.

Net loss attributable to common shareholders was $6.5 million for the fourth quarter of 2012, compared to net income for the same period in the prior year of $3.1 million.  This change is primarily attributable to an $8.0 million net non-cash remeasurement loss from the acquisition of our partner's interest and related consolidation of Parkside Town Commons in the current quarter.  The change between years also reflects a $1.9 million net gain on the sale of operating properties in 2012 and a $3.9 million net gain on the sale of operating properties in 2011.  The Company’s total revenue for the fourth quarter of 2012 was $26.7 million, an increase from $24.6 million for the same period in 2011.  This increase is due to improved occupancy levels and tenants opening for business at development properties.

Net loss attributable to common shareholders was $12.3 million for 2012 compared to a net loss in the prior year of $0.8 million.  This change is primarily attributable to the $8.0 million net non-cash remeasurement loss from the acquisition of our partner's interest and related consolidation of Parkside Town Commons and $5.7 million of depreciation expense attributable to development properties becoming operational and accelerated depreciation at redevelopment properties.  The Company’s total revenue for 2012 was $101.1 million, a 7.6% increase from $94.0 million in 2011.

John A. Kite, Kite Realty Group’s Chairman and Chief Executive Officer, said "Our team successfully acquired $75 million of quality operating properties in our core markets while executing on our strategy of disposing of non-core, low-growth assets. We were able to commence construction on multiple development assets and look forward to delivering these exciting projects in 2013. Our operating portfolio continues to perform very well.  We ended the year at 94.2% leased for the portfolio, achieved a significant increase in our cash rent spreads, and increased our same store net operating income by more than 3% compared to 2011."

Operating Portfolio

As of December 31, 2012, the Company owned interests in 54 retail operating properties totaling approximately 8.4 million square feet.  The owned gross leasable area (“GLA”) in the Company’s retail operating portfolio was 94.2% leased as of December 31, 2012, compared to 93.3% leased as of December 31, 2011.  During the quarter, the 100% leased Whole Foods-anchored Oleander Place in Wilmington, North Carolina was substantially completed and transitioned to the operating portfolio.

The Company owns two operating commercial properties totaling 381,723 square feet.  As of December 31, 2012, the owned net rentable area of the commercial operating portfolio was 93.6% leased.  During the quarter, the Company sold its Indiana State Motor Pool and Pen Products commercial properties totaling 201,000 square feet.  The combined leased percentage for the retail and commercial operating portfolios was 94.2% as of December 31, 2012.

On a same property basis, the leased percentage of 48 same store operating properties increased to 93.7% at December 31, 2012 from 92.8% at December 31, 2011.  Same property net operating income for these properties increased 3.1% in the fourth quarter of 2012 compared to the same period in the prior year.  Same property net operating income increased 3.2% for the full year 2012 compared to 2011.

The Company believes that NOI is helpful to investors as a measure of its operating performance because it excludes various items included in net income that do not relate to or are not indicative of its operating performance, such as depreciation and amortization, interest expense, and impairment, if any.  The Company believes that same property NOI is helpful to investors as a measure of its operating performance because it includes only the NOI of properties that have been owned for the full period presented, which eliminates disparities in net income due to the redevelopment, acquisition or disposition of properties during the particular period presented, and thus provides a more consistent metric for the comparison of the Company's properties.  Same property NOI should not, however, be considered as alternatives to net income (calculated in accordance with GAAP) as indicators of the Company's financial performance.

Leasing Activities

During the fourth quarter of 2012, the Company executed 55 new and renewal leases for a total of 417,300 square feet and a positive cash rent spread of 25.5%.  Leases with 37 new tenants were signed for approximately 279,700 square feet of GLA, representing a 28.7% positive cash rent spread.  A total of 18 leases for 137,600 square feet were renewed with a 18.6% positive cash rent spread.

For the year, the Company executed 167 new and renewal leases totaling 955,800 square feet for a 15% aggregate rent spread.  New leases were signed with 102 tenants for 517,500 square feet of GLA and a 21.9% positive cash rent spread.  A total of 65 leases for 438,300 were renewed during the year with a positive cash rent spread of 5.6%.

The following new anchor leases were signed in the fourth quarter:

•	The Fresh Market at Lithia Crossing in Tampa, Florida

•	The Fresh Market at Eagle Creek Shops in Naples, Florida

•	LA Fitness at Stoney Creek Commons in Indianapolis, Indiana

•	LA Fitness at Bolton Plaza in Jacksonville, Florida, as part of a redevelopment of the shopping center

•	Publix Supermarkets at King’s Lake Square in Naples, Florida, as part of a redevelopment of the shopping center.

Development Activities

As of December 31, 2012, the Company owned interests in six in-process development/redevelopment projects that were 81.4% pre-leased or committed.  The total estimated cost of these projects is approximately $240.3 million, of which approximately $166.1 million had been incurred as of December 31, 2012.

The Company has transitioned Phase I of Parkside Town Commons in Cary, North Carolina to an in-process development. The development’s primary anchor, Target Corporation, has acquired 10.7 acres of land for the construction of a 135,000 square foot store in the project’s first phase. In addition, Harris Teeter Supermarkets has signed a ground lease and will construct a 53,000 square foot grocery store on the site. Phase I of the development is expected to contain approximately 239,600 total square feet with an estimated project cost of approximately $39 million. Construction is anticipated to commence in early 2013 with an estimated opening in the spring of 2014. Additionally, the Company acquired its partner’s 60% interest in the development project in the fourth quarter of 2012 for $13.3 million, including assumption of the partner’s $8.7 million share of indebtedness on the project.

Also during the quarter, the Company transitioned Bolton Plaza in Jacksonville, Florida to an in-process redevelopment project.  This $10.3 million project is 84.2% pre-leased or committed, including a recently signed 38,000 square foot lease with LA Fitness.

Subsequent to quarter end, Publix Supermarket opened at Delray Marketplace in Delray Beach, Florida and the Company anticipates opening another 123,100 square feet of retail space including the Frank Theatre in the first quarter of 2013.

Acquisition and Disposition Activities

In December, the Company acquired Shops at Plaza Green, a 195,500 square foot shopping center in Greenville, South Carolina.  The center is 95% leased and is anchored by Bed Bath & Beyond, Old Navy, Christmas Tree Shops (a Bed Bath & Beyond concept), Shoe Carnival, and Party City. The purchase price, exclusive of closing costs, was $28.8 million.

During the fourth quarter, the Company also acquired a Publix-anchored 68,000 square foot shopping center in Greenville, South Carolina for a purchase price, exclusive of closing costs, of $9.1 million.   The center is 97% leased.

During the quarter, the Company sold Zionsville Place (Indianapolis MSA), Sandifur Plaza (Pasco, Washington) and Preston Commons (with adjacent land) (Dallas MSA) from its retail operating portfolio and Pen Products (Indianapolis MSA) and Indiana State Motor Pool (Indianapolis MSA) from its commercial portfolio. These dispositions of non-core assets generated $20.7 million in gross proceeds.

Subsequent to quarter end, the Company acquired a Publix-anchored shopping center in Orlando, Florida for a purchase price of $11.6 million.

Capital Markets Activities

During the fourth quarter of 2012, the Company completed a public offering of 12,075,000 common shares at a price of $5.20 per share, which generated net proceeds to the Company of approximately $60 million. The Company initially used the proceeds to repay borrowings under our unsecured revolving credit facility and subsequently redeployed the proceeds to fund acquisitions and redevelopment costs.

During the fourth quarter, the Company closed on a $18.4 million construction loan for the Rangeline Crossing redevelopment project in Indianapolis, Indiana.  The loan bears an interest rate of LIBOR plus 225 basis points, which decreases to LIBOR plus 210 basis points upon obtaining certain coverage ratios.

The Company also closed on seven-year variable rate loans for its Fishers Station and Bridgewater Marketplace retail properties in Indianapolis, Indiana totaling $8.0 million and $2.0 million, respectively. It subsequently entered into interest rate hedges on these loans reflecting fixed rates of 4.02% and 4.27%, respectively.

Distributions

On December 19, 2012, the Board of Trustees declared a quarterly common share cash distribution of $0.06 per common share for the quarter ended December 31, 2012 payable to shareholders of record as of January 4, 2013.  This distribution was paid on January 11, 2013.  The Board of Trustees anticipates declaring a quarterly cash distribution for the quarter ending March 31, 2013 later in the first quarter.

2013 Earnings Guidance

The Company currently expects FFO for the year ending December 31, 2013 to be within a range of $0.43 to $0.47 per diluted common share and net income (loss) to be within a range of $0.01 to $(0.03) per diluted common share.  Given the nature of the Company’s business as a real estate owner and operator, the Company believes that FFO is helpful to investors when measuring operating performance because it excludes various items included in net income that do not relate to or are not indicative of operating performance, such as gains or losses from sales, impairments of operating properties and depreciation and amortization, which can make analyses of operating performance more difficult.

While other factors may impact FFO and net earnings, the Company’s 2013 guidance is based primarily on the following assumptions:

•	The acquisition of $25 to $50 million of retail operating properties;
•
Commencement of redevelopment activities at King’s Lake Square in Naples, Florida in June and Wal-Mart Plaza in Gainesville, Florida in May which results in a $0.01 reduction in FFO per diluted common share;

•	Portfolio leased percentage ranging from 94.0% to 95.5% at December 31, 2013;
•	An increase of 2.0% to 3.0% in same property net operating income as compared to the prior year;
•	Transactional FFO and lease termination fees ranging from $0.02 to $0.04 per diluted common share; and
•	General and administrative expense ranging from approximately $7.2 million to $7.4 million.

The Company’s 2013 guidance is also based on a number of other assumptions, many of which are outside the Company’s control and all of which are subject to change.  The Company may change its guidance as actual and anticipated results vary from these assumptions.  The Company’s guidance excludes any potential transaction costs.

Following is a reconciliation of the range of 2013 estimated diluted net loss per share to estimated diluted FFO per share:

Guidance Range for 2013	Low	High
Net (loss) income per diluted common share	$(0.03)	$0.01
Depreciation and amortization	0.46	0.46
FFO per diluted common share	$0.43	$0.47

Earnings Conference Call

The Company will conduct a conference call to discuss its financial results on Friday, February 8th at 11:00 a.m. eastern time.  A live webcast of the conference call will be available online on the Company’s corporate website at www.kiterealty.com.  The dial-in numbers are (866) 202-3048 for domestic callers and (617) 213-8843 for international callers (passcode 67615875).  In addition, a telephonic replay of the call will be available until May 8, 2013.  The replay dial-in telephone numbers are (888) 286-8010 for domestic callers and (617) 801-6888 for international callers (passcode 84420922).

About Kite Realty Group Trust

Kite Realty Group Trust is a full-service, vertically integrated real estate investment trust engaged in the ownership, operation, management, leasing, acquisition, construction, redevelopment and development of neighborhood and community shopping centers in selected markets in the United States.  At December 31, 2012, the Company owned interests in a portfolio of 60 operating and redevelopment properties totaling approximately 9.3 million square feet and three properties currently under development totaling 0.5 million square feet.

Safe Harbor

This press release contains certain statements that are not historical fact and may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of the Company to differ materially from historical results or from any results expressed or implied by such forward-looking statements, including, without limitation: national and local economic, business, real estate and other market conditions, particularly in light of the recent recession; financing risks, including the availability of and costs associated with sources of liquidity; the Company’s ability to refinance, or extend the maturity dates of, its indebtedness; the level and volatility of interest rates; the financial stability of tenants, including their ability to pay rent and the risk of tenant bankruptcies; the competitive environment in which the Company operates; acquisition, disposition, development and joint venture risks; property ownership and management risks; the Company’s ability to maintain its status as a real estate investment trust (“REIT”) for federal income tax purposes; potential environmental and other liabilities; impairment in the value of real estate property the Company owns; risks related to the geographical concentration of our properties in Indiana, Florida and Texas; and other factors affecting the real estate industry generally.  The Company refers you the documents filed by the Company from time to time with the Securities and Exchange Commission, specifically the section titled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, which discuss these and other factors that could adversely affect the Company’s results.  The Company undertakes no obligation to publicly update or revise these forward-looking statements (including the FFO and net income estimates), whether as a result of new information, future events or otherwise.

###

Kite Realty Group Trust
Consolidated Balance Sheets
(Unaudited)

	December 31, 2012	December 31, 2011
Assets:
Investment properties, at cost:
Land	$239,690,837	$238,129,092
Land held for development	34,878,300	36,977,501
Buildings and improvements	892,508,729	845,173,680
Furniture, equipment and other	4,419,918	5,474,403
Construction in progress	223,135,354	147,973,380
	1,394,633,138	1,273,728,056
Less: accumulated depreciation	(194,297,531)	(178,006,632)
	1,200,335,607	1,095,721,424
Cash and cash equivalents	12,482,701	10,042,450
Tenant receivables, including accrued straight-line rent of $12,189,449 and $11,398,347, respectively, net of allowance for uncollectible accounts	21,210,754	20,413,671
Other receivables	4,946,219	2,978,225
Investments in unconsolidated entities, at equity	15,522	21,646,443
Escrow deposits	12,960,488	9,424,986
Deferred costs, net	34,536,474	31,079,129
Prepaid and other assets	2,169,140	1,959,790
Total Assets	$1,288,656,905	$1,193,266,118

Liabilities and Equity:
Mortgage and other indebtedness	$699,908,768	$689,122,933
Accounts payable and accrued expenses	54,187,172	36,048,324
Deferred revenue and other liabilities	20,269,501	12,636,228
Total Liabilities	774,365,441	737,807,485

Commitments and contingencies

Redeemable noncontrolling interests in the Operating Partnership	37,669,803	41,836,613

Equity:
Kite Realty Group Trust Shareholders’ Equity:
Preferred Shares, $.01 par value, 40,000,000 shares authorized, 4,100,000 shares and 2,800,000 issued and outstanding, respectively	102,500,000	70,000,000
Common Shares, $.01 par value, 200,000,000 shares authorized 77,728,697 shares and 63,617,019 shares issued and outstanding, respectively	777,287	636,170
Additional paid in capital	513,111,877	449,763,528
Accumulated other comprehensive loss	(5,258,543)	(1,524,095)
Accumulated deficit	(138,044,264)	(109,504,068)
Total Kite Realty Group Trust Shareholders’ Equity	473,086,357	409,371,535
Noncontrolling Interests	3,535,304	4,250,485
Total Equity	476,621,661	413,662,020
Total Liabilities and Equity	$1,288,656,905	$1,193,266,118

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Kite Realty Group Trust
Consolidated Statements of Operations
For the Three and Twelve Months Ended December 31, 2012 and 2011
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Revenue:
Minimum rent	$19,973,987	$18,425,849	$76,529,463	$70,471,652
Tenant reimbursements	5,493,941	4,930,199	20,178,355	18,912,561
Other property related revenue	1,110,082	1,097,130	4,051,442	4,250,647
Construction and service fee revenue	144,062	106,285	294,610	373,104
Total revenue	26,722,072	24,559,463	101,053,870	94,007,964
Expenses:
Property operating	4,631,500	4,383,556	17,391,918	17,554,804
Real estate taxes	3,493,512	3,154,700	13,300,245	12,873,933
Cost of construction and services	73,057	9,092	325,420	309,074
General, administrative, and other	1,862,783	1,619,235	7,124,078	6,280,294
Acquisition costs	185,263	—	364,364	—
Litigation charge, net	(281,995)	—	1,007,451	—
Depreciation and amortization	9,829,147	8,519,665	40,372,414	34,698,029
Total expenses	19,793,267	17,686,248	79,885,890	71,716,134
Operating income	6,928,805	6,873,215	21,167,980	22,291,830
Interest expense	(6,495,927)	(6,598,559)	(25,660,381)	(23,599,227)
Income tax benefit of taxable REIT subsidiary	99,989	74,022	105,984	1,294
(Loss)/income from unconsolidated entities	(23)	89,181	91,452	333,628
Gain on sale of unconsolidated property, net	—	4,320,155	—	4,320,155
Remeasurement loss on consolidation of Parkside Town Commons, net	(7,979,626)	—	(7,979,626)	—
Other income	39,881	25,397	148,506	208,813
(Loss) income from continuing operations	(7,406,901)	4,783,411	(12,126,085)	3,556,493
Discontinued operations:
Income from operations	255,851	530,244	1,327,063	1,826,156
Gain (loss) on sale of operating properties, net of tax benefit/(expense)	1,913,670	(397,909)	7,094,238	(397,909)
Income from discontinued operations	2,169,521	132,335	8,421,301	1,428,247
Consolidated net (loss)/income	(5,237,380)	4,915,746	(3,704,784)	4,984,740
Net loss/(income) attributable to noncontrolling interests	884,528	(414,434)	(629,063)	(3,466)
Net (loss) income attributable to Kite Realty Group Trust	(4,352,852)	4,501,312	(4,333,847)	4,981,274
Dividends on preferred shares	(2,114,063)	(1,443,750)	(7,920,002)	(5,775,000)
Net (loss) income attributable to common shareholders	$(6,466,915)	$3,057,562	$(12,253,849)	$(793,726)

Net (loss) income per common share attributable to Kite Realty Group Trust common shareholders – basic and diluted
(Loss) income from continuing operations attributable to common shareholders	$(0.12)	$0.05	$(0.27)	$(0.03)
Income from discontinued operations attributable to common shareholders	0.03	0.00	0.09	0.02
Net (loss) income attributable to common shareholders	$(0.09)	$0.05	$(0.18)	$(0.01)

Weighted average common shares outstanding – basic	74,966,736	63,613,728	66,885,259	63,557,322
Weighted average common shares outstanding - diluted	74,966,736	71,696,106	66,885,259	63,557,322
Dividends declared per common share	$0.06	$0.06	$0.24	$0.24

(Loss) income attributable to Kite Realty Group Trust common shareholders:
(Loss) income from continuing operations	$(8,684,021)	$2,939,703	$(18,181,128)	$(2,065,572)
Income from discontinued operations	2,217,106	117,859	5,927,279	1,271,846
Net (loss) income attributable to Kite Realty Group Trust common shareholders	$(6,466,915)	$3,057,562	$(12,253,849)	$(793,726)

Kite Realty Group Trust
Funds From Operations
For the Three and Twelve Months Ended December 31, 2012 and 2011
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Consolidated net (loss) / income	$(5,237,380)	$4,915,746	$(3,704,784)	$4,984,740
Less dividends on preferred shares	(2,114,063)	(1,443,750)	(7,920,002)	(5,775,000)
Less net income attributable to noncontrolling interests in properties	(25,910)	(38,244)	(137,552)	(101,069)
Less (loss) gain on sale of operating properties, net	(1,913,670)	397,909	(7,094,238)	397,909
Less gain on sale of unconsolidated property, net	—	(4,320,155)	—	(4,320,155)
Add remeasurement loss on consolidation of Parkside Town Commons, net	7,979,626	—	7,979,626	—
Add depreciation and amortization of consolidated entities, net of noncontrolling interests	9,775,837	9,054,424	41,357,472	36,577,580
Funds From Operations of the Kite Portfolio1	8,464,440	8,565,930	30,480,522	31,764,005
Less redeemable noncontrolling interests in Funds From Operations	(696,033)	(942,252)	(3,020,454)	(3,494,040)
Funds From Operations allocable to the Company1	$7,768,407	$7,623,678	$27,460,068	$28,269,965

Basic FFO per share of the Kite Portfolio	$0.10	$0.12	$0.41	$0.44
Diluted FFO per share of the Kite Portfolio	$0.10	$0.12	$0.41	$0.44

Funds From Operations of the Kite Portfolio	$8,464,440	$8,565,930	$30,480,522	$31,764,005
Add back: litigation charge, net	(281,995)	—	1,007,451	—
Add back: accelerated amortization of deferred financing fees	—	—	500,028	—
Funds From Operations of the Kite Portfolio, as adjusted	$8,182,445	$8,565,930	$31,988,001	$31,764,005
Basic and Diluted FFO per share of the Kite Portfolio, as adjusted	$0.10	$0.12	$0.43	$0.44

Basic weighted average Common Shares outstanding	74,966,736	63,613,728	66,885,259	63,557,322
Diluted weighted average Common Shares outstanding	75,332,552	63,852,565	67,226,023	63,828,582
Basic weighted average Common Shares and Units outstanding	81,706,988	71,457,269	74,279,746	71,406,505
Diluted weighted average Common Shares and Units outstanding	82,072,803	71,696,106	74,620,510	71,677,765

____________________
1
“Funds From Operations of the Operating Partnership” measures 100% of the operating performance of the Operating Partnership’s real estate properties and construction and service subsidiaries in which the Company owns an interest. “Funds From Operations allocable to the Company” reflects a reduction for the redeemable noncontrolling weighted average diluted interest in the Operating Partnership.

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Kite Realty Group Trust
Same Property Net Operating Income
For the Three and Twelve Months Ended December 31, 2012 and 2011
(Unaudited)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2012	2011	% Change	2012	2011	% Change
Number of properties at period end1	48	48		48	48

Leased percentage at period-end	93.7%	92.8%		93.7%	92.8%
Minimum rent	$17,357,625	$17,219,688		$66,456,075	$65,828,563
Tenant recoveries	4,894,778	4,513,786		17,732,610	17,103,699
Other income	972,050	824,280		2,592,379	2,217,497
	23,224,453	22,557,754		86,781,064	85,149,759

Property operating expenses	5,122,710	4,962,551		17,660,550	18,035,095
Real estate taxes	3,071,234	3,010,722		11,788,880	11,542,059
	8,193,944	7,973,273		29,449,430	29,577,154

Net operating income – same properties (48 properties)2	$15,030,509	$14,584,481	3.1%	$57,331,634	$55,572,605	3.2%

Reconciliation to Most Directly Comparable GAAP Measure:

Net operating income – same properties	$15,030,509	$14,584,481		$57,331,634	$55,572,605
Net operating income – non-same properties	3,422,489	2,330,441		12,370,099	11,953,672
Construction, net and other	210,852	285,793		315,132	607,765
General, administrative and acquisition expenses	(2,048,046)	(1,619,235)		(7,124,078)	(6,280,294)
Litigation charge	281,995	—		(1,007,451)	—
Depreciation expense	(9,829,147)	(8,519,665)		(40,371,414)	(34,698,029)
Interest expense	(6,495,927)	(6,598,559)		(25,660,381)	(23,599,227)
Discontinued operations	255,851	530,244		1,327,063	1,826,157
Gain (loss) on sale of operating properties	1,913,670	3,922,246		7,094,238	(397,909)
Remeasurement loss on consolidation of Parkside Town Commons, net	(7,979,626)	—		(7,979,626)	—
Net loss (income) attributable to noncontrolling interests	884,528	(414,434)		(629,063)	(3,466)
Dividends on preferred shares	(2,114,063)	(1,443,750)		(7,920,002)	(5,775,000)
Net (loss) income attributable to common shareholders	$(6,466,915)	$3,057,562		$(12,253,849)	$(793,726)

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1	Same Property analysis excludes Courthouse Shadows, Four Corner Square, Rangeline Crossing and Bolton Plaza as the Company pursues redevelopment of these properties.

2
Same Property net operating income is considered a non-GAAP measure because it excludes net gains from outlot sales, write offs of straight-line rent and lease intangibles, bad debt expense and related recoveries, lease termination fees and significant prior year expense recoveries and adjustments, if any.

The Company believes that Net Operating Income (“NOI”) is helpful to investors as a measure of its operating performance because it excludes various items included in net income that do not relate to or are not indicative of its operating performance, such as depreciation and amortization, interest expense, and impairment, if any.  The Company believes that Same Property NOI is helpful to investors as a measure of its operating performance because it includes only the NOI of properties that have been owned for the full period presented, which eliminates disparities in net income due to the redevelopment, acquisition or disposition of properties during the particular period presented, and thus provides a more consistent metric for the comparison of the Company's properties.  Same Property NOI should not, however, be considered as alternatives to net income (calculated in accordance with GAAP) as indicators of the Company's financial performance.